Exhibit 8.1

May 4, 2011

K-Sea Transportation Partners L.P.
One Tower Center Boulevard, 17th Floor
East Brunswick, New Jersey 08816
717 Texas Avenue, 16th floor
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
Abu Dhabi	Moscow
Barcelona	Munich
Beijing	New Jersey
Boston	New York
Brussels	Orange County
Chicago	Paris
Doha	Riyadh
Dubai	Rome
Frankfurt	San Diego
Hamburg	San Francisco
Hong Kong	Shanghai
Houston	Silicon Valley
London	Singapore
Los Angeles	Tokyo
Madrid	Washington, D.C.
Milan

Re:	K-Sea Transportation Partners L.P.
Ladies and Gentlemen:
     We have acted as counsel to K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with a series of transactions set forth in that certain Agreement and Plan of Merger dated as of March 13, 2011. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the registration statement on Form S-4, as amended (the “Registration Statement”), filed by Kirby Corporation with the Securities and Exchange Commission.
     This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement and the Partnership’s responses to our examinations and inquiries.
     In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification, and the performance or satisfaction, as appropriate, of the covenants contained in the Merger Agreement (including all disclosure schedules thereto) and in the Registration Statement. In addition, we have assumed that each of the transactions contemplated by the Merger Agreement will be

May 4, 2011

consummated in accordance with the Merger Agreement and as described in the Registration Statement. Any inaccuracy in any of the aforementioned statements and representations, or breach of or failure to perform any of the aforementioned covenants, could adversely affect our opinion.
     We are opining herein as to the effect on the subject transactions only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein.
     Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement and the Officer’s Certificate, the statements in the Registration Statement under the caption “Proposal 1—The Merger—Material U.S. Federal Income Tax Consequences of the Merger and of Owning and Disposing of Shares of Kirby Common Stock Received in the Merger—Tax Consequences of the Merger to U.S. Holders of K-Sea Common Units,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences resulting from the transactions contemplated by the Merger Agreement to the common unitholders of the Partnership.
     This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement and the Officer’s Certificate may affect the conclusions stated herein.
     This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP